The information in this pricing supplement is not complete and may be changed.
A registration statement relating to the securities has been filed with the Securities and Exchange Commission.

Subject to completion dated January 14, 2011

Preliminary Pricing Supplement No. U308
To the Underlying Supplement dated June 24, 2010,
Product Supplement No. U-I dated October 18, 2010,
Prospectus Supplement dated March 25, 2009 and
Prospectus dated March 25, 2009
Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158199-10 January 14, 2011

$ Autocallable Notes due July 31, 2012 Linked to the Performance of the iShares® MSCI Emerging Markets Index Fund

General
•
The securities are designed for investors who are neutral or mildly bullish on the Underlying. Investors should be willing to forgo interest payments and lose some or all of their investment if a Knock-In Event occurs. Any payment on the securities is subject to our ability to pay our obligations as they become due.

•	The first Observation Date is July 26, 2011. Therefore, the earliest date on which the securities may be subject to Automatic Redemption is July 29, 2011.
•	Senior unsecured obligations of Credit Suisse AG, acting through its Nassau Branch, maturing July 31, 2012.†
•	Minimum purchase of $1,000. Minimum denominations of $1,000 and integral multiples in excess thereof.
•
The securities are expected to price on or about January 26, 2011 (the “Trade Date”) and are expected to settle on or about January 31, 2011. Delivery of the securities in book-entry form only will be made through The Depository Trust Company.

Key Terms
Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Underlying:	The Underlying is identified in the table below, together with its Bloomberg ticker symbol, Initial Level and Knock-In Level:
Underlying	Ticker	Initial Level	Knock-In Level
iShares® MSCI Emerging Markets Index Fund (“EEM”)	EEM UP
Automatic Redemption:
If the closing level of the Underlying is greater than or equal to the Automatic Redemption Trigger Level on any Observation Date, the securities will be automatically redeemed for a cash payment per security equal to 100% of the principal amount plus the Automatic Redemption Premium applicable to that Observation Date. Payment will be made in respect of such redemption on the corresponding Automatic Redemption Payment Date, which will be the third business day following such Observation Date.†

Automatic Redemption Trigger Level:	100% of the Initial Level
Automatic Redemption Payment Dates:	July 29, 2011, January 31, 2012 and the Maturity Date
Automatic Redemption Premium:	For each $1,000 principal amount of securities, an amount equal to:
• 5.00% x $1,000 if automatically redeemed on the first Observation Date
• 10.00% x $1,000 if automatically redeemed on the second Observation Date
• 15.00% x $1,000 if automatically redeemed on the third Observation Date

Redemption Amount:
At maturity, the Redemption Amount you will be entitled to receive if the securities are not subject to Automatic Redemption will depend on the performance of the Underlying and whether a Knock-In Event occurs, determined as follows:

•
If a Knock-In Event occurs during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold multiplied by the sum of one plus the Underlying Return. In this case, the Redemption Amount will be less than the principal amount of the securities and you could lose your entire investment.

•	If a Knock-In Event does not occur during the Observation Period, the Redemption Amount will equal the principal amount of the securities you hold.
Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.
Knock-In Event:	A Knock-In Event occurs if the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period.
Knock-In Level:	The Knock-In Level will be approximately 80% of the Initial Level.
Underlying Return:	The Underlying Return will be calculated as follows:
Final Level – Initial Level Initial Level	; subject to a maximum of zero
Initial Level:*	The closing level of the Underlying on the Trade Date.
Final Level:	The closing level of the Underlying on the Valuation Date.
Observation Period:	The period from but excluding the Trade Date to and including the Valuation Date.
Observation Dates:†	July 26, 2011, January 26, 2012 and July 26, 2012 (the “Valuation Date”).
Maturity Date:†	July 31, 2012
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	22546ER55
* In the event that the closing level for the Underlying is not available on the Trade Date, the Initial Level will be determined on the immediately following trading day on which a closing level is available.
†  Each scheduled Observation Date, including the Valuation Date, is subject to postponement if such date is not an underlying business day or as a result of a market disruption event and each Automatic Redemption Payment Date and the Maturity Date are subject to postponement if such date is not a business day or if the preceding Observation Date is postponed, in each case as described herein and in the accompanying product supplement under "Description of the Securities--Market Disruption Events.”
Investing in the securities involves a number of risks. See “Selected Risk Considerations” in this pricing supplement and “Risk Factors” beginning on page PS-3 of the accompanying product supplement.
You may revoke your offer to purchase the securities at any time prior to the time at which we accept such offer on the date the securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the securities prior to their issuance. In the event of any changes to the terms of the securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.
	Price to Public	Underwriting Discounts and Commissions(1)	Proceeds to Issuer
Per security	$1,000.00	$	$
Total	$	$	$

(1) We or one of our affiliates may pay discounts and commissions of $20.00 per $1,000 principal amount of securities in connection with the distribution of the securities. For more detailed information, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. For more information, see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.
The securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.
Credit Suisse
January   , 2011

Additional Terms Specific to the Securities

You should read this pricing supplement together with the underlying supplement dated June 24, 2010, the product supplement dated October 18, 2010, the prospectus supplement dated March 25, 2009 and the prospectus dated March 25, 2009 relating to our Medium Term Notes of which these securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Underlying supplement dated June 24, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000104746910006110/a2199225z424b2.htm

•	Product supplement No. U-I dated October 18, 2010:

http://www.sec.gov/Archives/edgar/data/1053092/000095010310003007/dp19604_424b2-ui.htm

•	Prospectus supplement dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003093/a2191799z424b2.htm

•	Prospectus dated March 25, 2009:

http://www.sec.gov/Archives/edgar/data/1053092/000104746909003289/a2191966z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Credit Suisse.

This pricing supplement, together with the documents listed above, contains the terms of the securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the product supplement and “Selected Risk Considerations” in this pricing supplement, as the securities involve risks not associated with conventional debt securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the securities.

Hypothetical Redemption Amounts and Total Payments on the Securities

The tables and examples below illustrate hypothetical payments upon Automatic Redemption and Redemption Amounts payable at maturity, as applicable, on a $1,000 investment in the securities for a range of scenarios. The tables and examples reflect that (i) the Automatic Redemption Trigger Level is 100% of the Initial Level, (ii) the Automatic Redemption Premiums applicable to the first, second and third Observation Dates are $50.00, $100.00 and $150.00, respectively and (iii) the Knock-In Level is 80% of the Initial Level. In addition, the examples below assume that the Initial Level is 48.00. The examples are intended to illustrate hypothetical calculations of only the payment upon Automatic Redemption and the Redemption Amount payable at maturity, as applicable. The payments upon Automatic Redemption and the Redemption Amounts set forth below are provided for illustration purposes only. The actual payment upon Automatic Redemption or the Redemption Amount payable at maturity, as applicable, that a purchaser of the securities will be entitled to receive will depend on several variables, including, but not limited to (a) whether the closing level of the Underlying is greater than or equal to the Automatic Redemption Trigger Level on any Observation Date, (b) whether the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period and (c) the Final Level determined on the Valuation Date. It is not possible to predict whether an Automatic Redemption or a Knock-In Event will occur, and in the event that the securities are not subject to an Automatic Redemption and there is a Knock-In Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment you will be entitled to receive is subject to our ability to pay our obligations as they become due. The numbers appearing in the following tables and examples have been rounded for ease of analysis.

TABLE 1: The securities are subject to Automatic Redemption.

Principal Amount of Securities	Closing Level of the Underlying on the first Observation Date	Closing Level of the Underlying on the second Observation Date	Closing Level of the Underlying on the third Observation Date	Automatic Redemption Premium	Total Payment on the Securities
$1,000	52.80 (110% of Initial Level)	N/A	N/A	$50.00	$1,050.00
$1,000	43.20 (90% of Initial Level)	60.00 (125% of Initial Level)	N/A	$100.00	$1,100.00
$1,000	38.40 (80% of Initial Level)	43.20 (90% of Initial Level)	55.20 (115% of Initial Level)	$150.00	$1,150.00

TABLE 2: The securities are not subject to Automatic Redemption and a Knock-In Event DOES occur.

Principal Amount of Securities	Final Level	Percentage Change from the Initial Level to the Final Level	Redemption Amount (Knock-In Event occurs)
$1,000	45.60	−5%	$950
$1,000	43.20	−10%	$900
$1,000	38.40	−20%	$800
$1,000	33.60	−30%	$700
$1,000	28.80	−40%	$600
$1,000	24.00	−50%	$500

TABLE 3: The securities are not subject to Automatic Redemption and a Knock-In Event DOES NOT occur.

Principal Amount of Securities	Final Level	Percentage Change from the Initial Level to the Final Level	Redemption Amount (Knock-In Event does not occur)
$1,000	45.60	−5%	$1,000
$1,000	43.20	−10%	$1,000
$1,000	40.80	−15%	$1,000
$1,000	38.41	−19.99%	$1,000

Example 1: The closing level of the Underlying on the first Observation Date is greater than the Automatic Redemption Trigger Level.

Initial Level	Closing Level of the Underlying on the first Observation Date	Closing Level of the Underlying on the second Observation Date	Closing Level of the Underlying on the third Observation Date
48.00	52.80 (110% of Initial Level)	N/A	N/A

Since the closing level of EEM is greater than the Automatic Redemption Trigger Level on the first Observation Date, the notes are subject to Automatic Redemption.

Therefore, the cash payment per security is equal to $1,000 plus the Automatic Redemption Premium applicable to the first Observation Date:

= $1,000 + ($1,000 x 5.00%) = $1,050.00

Example 2: The securities are not subject to Automatic Redemption on the first Observation Date and the closing level of the Underlying on the second Observation Date is greater than the Automatic Redemption Trigger Level.

Initial Level	Closing Level of the Underlying on the first Observation Date	Closing Level of the Underlying on the second Observation Date	Closing Level of the Underlying on the third Observation Date
48.00	43.20 (90% of Initial Level)	60.00 (125% of Initial Level)	N/A

Since the closing level of EEM is greater than the Automatic Redemption Trigger Level on the second Observation Date, the notes are subject to Automatic Redemption.

Therefore, the cash payment per security is equal to $1,000 plus the Automatic Redemption Premium applicable to the second Observation Date:

= $1,000 + ($1,000 x 10.00%) = $1,100.00

Example 3: The securities are not subject to Automatic Redemption on the first Observation Date or the second Observation Date and the closing level of the Underlying on the third Observation Date is greater than the Automatic Redemption Trigger Level.

Initial Level	Closing Level of the Underlying on the first Observation Date	Closing Level of the Underlying on the second Observation Date	Closing Level of the Underlying on the third Observation Date
48.00	38.40 (80% of Initial Level)	43.20 (90% of Initial Level)	55.20 (115% of Initial Level)

Since the closing level of EEM is greater than the Automatic Redemption Trigger Level on the third Observation Date, the notes are subject to Automatic Redemption.

Therefore, the cash payment per security is equal to $1,000 plus the Automatic Redemption Premium applicable to the third Observation Date:

= $1,000 + ($1,000 x 15.00%) = $1,150.00

Example 4: The securities are not subject to Automatic Redemption; a Knock-In Event occurs because the closing level of the Underlying reaches the Knock-In Level during the Observation Period; and the Final Level is less than the Initial Level.

Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
48.00	31.20 (65% of Initial Level)	31.20 (65% of Initial Level)

Since the closing level of EEM reaches the Knock-In Level during the Observation Period, a Knock-In Event occurs.

Therefore, the Underlying Return will equal:

Final Level – Initial Level Initial Level	; subject to a maximum of 0.00

= (31.20 – 48.00)/48.00 = −0.35

The Redemption Amount = $1,000 × (1 + Underlying Return)

= $1,000 × (1 - 0.35) = $650

Example 5: The securities are not subject to Automatic Redemption; a Knock-In Event does not occur.

Initial Level	Lowest closing level of the Underlying during the Observation Period	Final Level on the Valuation Date
48.00	39.36 (82% of Initial Level)	43.20 (90% of Initial Level)

Since the closing level of EEM did not reach or fall below the Knock-In Level, a Knock-In Event does not occur.

Therefore, the Redemption Amount equals $1,000.

Selected Risk Considerations

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the Underlying. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

•
YOU MAY RECEIVE LESS THAN THE PRINCIPAL AMOUNT AT MATURITY – If the securities are not subject to Automatic Redemption, you may receive less at maturity than you originally invested in the securities, or you may receive nothing. If the securities are not subject to Automatic Redemption and a Knock-In Event occurs during the Observation Period, you will be fully exposed to any depreciation in the Underlying. In this case, the Redemption Amount you will be entitled to receive will be less than the principal amount of the securities and you could lose your entire investment. It is not possible to predict whether a Knock-In Event will occur, and in the event that the securities are not subject to Automatic Redemption and there is a Knock-In Event, by how much the Final Level will decrease in comparison to the Initial Level. Any payment you will be entitled to receive at maturity is subject to our ability to pay our obligations as they become due.

•
THE SECURITIES WILL NOT PAY MORE THAN THE PRINCIPAL AMOUNT AT MATURITY – If the securities are not subject to Automatic Redemption, the securities will not pay more than the principal amount at maturity. If the Final Level is greater than the Initial Level (regardless of whether a Knock-In Event has occurred), you will not receive the appreciation of the Underlying.

•
YOU WILL NOT RECEIVE A GAIN ON THE SECURITIES UNLESS THE SECURITIES ARE SUBJECT TO AUTOMATIC REDEMPTION — You will not receive a gain on the securities unless the securities are subject to Automatic Redemption, and, even if the securities are subject to Automatic Redemption, your gain will be limited to the Automatic Redemption Premium applicable to the relevant Observation Date, as set forth on the cover of this pricing supplement, regardless of the appreciation in the Underlying, which may be significant. Because the closing level of the Underlying at various times during the Observation Period could be higher than on the Observation Dates, you may receive a cash payment upon Automatic Redemption or at maturity, as the case may be, that would be less than you would have if you had invested directly in the Underlying.

•
THE SECURITIES ARE SUBJECT TO THE CREDIT RISK OF CREDIT SUISSE – Although the return on the securities will be based on the performance of the Underlying, the payment of any amount due on the securities including any payment in respect of an Automatic Redemption or payment at maturity, is subject to the credit risk of Credit Suisse. Investors are dependent on our ability to pay all amounts due on the securities and, therefore, investors are subject to our credit risk. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the securities prior to maturity.

•
THERE ARE RISKS ASSOCIATED WITH THE UNDERLYING – Although shares of the Underlying are listed for trading on a national securities exchange and a number of similar products have been traded on various national securities exchanges for varying periods of time, there is no assurance that an active trading market will continue for the shares of the Underlying or that there will be liquidity in the trading market for the Underlying. The Underlying is subject to management risk, which is the risk that the Underlying’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. Pursuant to the Underlying’s investment strategy or otherwise, the investment advisor for the Underlying may add, delete or substitute the components held by the Underlying. Any of these actions could adversely affect the price of the shares of the Underlying and consequently the value of the securities. For further information on the Udnerlying, please refer to “The Reference Funds—The iShares® Funds—The iShares® Emerging Markets Index Fund” in the accompanying underlying supplement.

•
THE PERFORMANCE OF THE UNDERLYING MAY NOT CORRELATE TO THE PERFORMANCE OF THE TRACKED INDEX – The Underlying will generally invest in all of the equity securities included in the MSCI Emerging Markets Index, the “Tracked Index” for the Underlying. There may, however, be instances where BFA, the Underlying’s investment advisor, may choose to overweight another stock in the Tracked Index, purchase securities not included in the Tracked Index that BFA believes are appropriate to substitute for a security included in the Tracked Index or utilize various combinations of other available investment techniques. In addition, the performance of theUnderlying will reflect additional transaction costs and fees that are not included in the calculation of the Tracked Index. Finally, because the shares of the Underlying are traded on the NYSE Arca and are subject to market supply and investor demand, the market value of one share of the Underlying may differ from the net asset value per share of the Underlying. For these reasons, the performance of the Underlying may not correlate with the performance of the Tracked Index. For additional information about the variation between the performance of the Underlying and the performance of the Tracked Index, see the information set forth under “The Reference Funds—The iShares® Funds—The iShares® Emerging Markets Index Fund” in the accompanying underlying supplement.

•
NON-U.S. SECURITIES MARKETS RISKS – The stocks comprising the Underlying are issued by foreign companies in foreign securities markets. These stocks may be more volatile than domestic stocks and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the securities.

•
CURRENCY EXCHANGE RISK – The securities, which are denominated in U.S. dollars, are subject to currency exchange risk through their exposure to the performance of the Underlying, which measures the performance of certain foreign stocks. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies and, in certain market conditions, also in relation to developed nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may adversely affect the values of the component stocks comprising the Underlying, the level of the Underlying and the value of the securities.

•
ANTI-DILUTION PROTECTION IS LIMITED – The calculation agent will make anti-dilution adjustments for certain events affecting the shares of the Underlying. However, the calculation agent will not make an adjustment in response to all events that could affect the shares of the Underlying. If an event occurs that does not require the calculation agent to make an adjustment, the value of the securities may be materially and adversely affected. See “Description of the Securities—Adjustments—For reference funds” in the accompanying product supplement.

•
CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE SECURITIES PRIOR TO MATURITY – While the payment at maturity described in this pricing supplement is based on the full principal amount of your securities, the original issue price of the securities includes the agent’s commission and the cost of hedging our obligations under the securities through one or more of our affiliates. As a result, the price, if any, at which Credit Suisse (or its affiliates), will be willing to purchase securities from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the Maturity Date could result in a substantial loss to you. The securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your securities to maturity.

•
LACK OF LIQUIDITY – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities when you wish to do so. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the securities. If you have to sell your securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

•
POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the securities, including acting as calculation agent and hedging our obligations under the securities. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the securities.

•	MANY ECONOMIC AND MARKET FACTORS WILL AFFECT THE VALUE OF THE SECURITIES – In addition to the closing level of the Underlying on any trading day during the Observation Period, the value of the securities will be affected by a number of economic and market factors that may either offset or magnify each other, including:

o	the expected volatility of the Underlying;

o	the time to maturity of the securities;

o	interest and yield rates in the market generally;

o	investors’ expectations with respect to the rate of inflation;

o
geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events that affect the components comprising the Underlying, or markets generally and which may affect the level of the Underlying;

o
the exchange rate and the volatility of the exchange rate between the U.S. dollar and the currencies of the stocks comprising the Underlying and any other currency relevant to the value of the Underlying; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your securities prior to maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the securities may be used in connection with hedging our obligations under the securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the securities (including on the Valuation Date) could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the securities at maturity. For further information, please refer to “Use of Proceeds and Hedging” in the accompanying product supplement.

Historical Information

The following graph sets forth the historical performance of the iShares MSCI Emerging Markets Index Fund based on the closing price of one share of the Underlying from January 1, 2006 through January 12, 2011. The closing price of one share of the Underlying on January 12, 2011 was $48.19. We obtained the closing prices below from Bloomberg, without independent verification. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg. You should not take the historical prices of the Underlying as an indication of future performance of the Underlying or the securities. The closing level of the Underlying may decrease so that an Automatic Redemption does not occur, and if the securities are not subject to Automatic Redemption and a Knock-In Event occurs, you will receive a Redemption Amount equal to less than the principal amount of the securities. Any payment on the securities is subject to our ability to pay our obligations as they become due. We cannot give you any assurance that the securities will be subject to Automatic Redemption or that the closing level of the Underlying will remain above the Knock-In Level during the Observation Period. If the securities are not subject to Automatic Redemption and the closing level of the Underlying reaches or falls below the Knock-In Level on any trading day during the Observation Period, then you will lose money on your investment.

For further information on the iShares MSCI Emerging Markets Index Fund, see “The Reference Funds—The iShares® Funds—The iShares® MSCI Emerging Markets Index Fund” in the accompanying underlying supplement.

Market Disruption Events

If the calculation agent determines that on an Observation Date, including the Valuation Date, a market disruption event (as defined in the accompanying product supplement under “Description of the Securities—Market disruption events—For a reference fund”) exists in respect of the Underlying, then that Observation Date will be postponed to the first succeeding underlying business day on which the calculation agent determines that no market disruption event exists in respect of the Underlying, unless the calculation agent determines that a market disruption event in respect of the Underlying exists on each of the five underlying business days immediately following the Observation Date. In that case, (a) the fifth succeeding underlying business day after the scheduled Observation Date will be deemed to be the Observation Date for the Underlying, notwithstanding the market disruption event in respect of the Underlying, and (b) the calculation agent will determine the closing level for the Observation Date on that deemed Observation Date in accordance with the formula for and method of calculating the Underlying last in effect prior to the commencement of the market disruption event using its good faith estimate of the settlement prices that would have prevailed on the applicable exchange but for the suspension or limitation, as of the relevant valuation time on that deemed Observation Date, of each such security comprising the Underlying (subject to the provisions in the accompanying product supplement under “Description of the Securities—Changes to the calculation of a reference fund”).

If an Observation Date is postponed as a result of a market disruption event, then the corresponding Automatic Redemption Payment Date will be postponed to the fifth business day following such Observation Date as postponed. If the Valuation Date is postponed as a result of a market disruption event, then the Maturity Date will be postponed to the fifth business day following the Valuation Date as postponed. If the existence of a market disruption event results in the postponement of an Observation Date, including the Valuation Date, no interest or other payment will be payable because of such postponement.

Certain United States Federal Income Tax Considerations

The following discussion summarizes certain U.S. federal income tax consequences of owning and disposing of securities that may be relevant to holders of securities that acquire their securities from us as part of the original issuance of the securities.  This discussion applies only to holders that hold their securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).  Further, this discussion does not address all of the U.S. federal income tax consequences that may be relevant to you in light of your individual circumstances or if you are subject to special rules, such as if you are:

•  a financial institution,

•  a mutual fund,

•  a tax-exempt organization,

•  a grantor trust,

•  certain U.S. expatriates,

•  an insurance company,

•  a dealer or trader in securities or foreign currencies,

•  a person (including traders in securities) using a mark-to-market method of accounting,

•  a person who holds securities as a hedge or as part of a straddle with another position, constructive sale, conversion transaction or other integrated transaction, or

•  an entity that is treated as a partnership  for U.S. federal income tax purposes.

The discussion is based upon the Code, law, regulations, rulings and decisions, in each case, as available and in effect as of the date hereof, all of which are subject to change, possibly with retroactive effect.  Tax consequences under state, local and foreign laws are not addressed herein.  No ruling from the U.S. Internal Revenue Service (the “IRS”) has been or will be sought as to the U.S. federal income tax consequences of the ownership and disposition of securities, and the following discussion is not binding on the IRS.

You should consult your tax advisor as to the specific tax consequences to you of owning and disposing of securities, including the application of federal, state, local and foreign income and other tax laws based on your particular facts and circumstances.

IRS CIRCULAR 230 REQUIRES THAT WE INFORM YOU THAT ANY TAX STATEMENT HEREIN REGARDING ANY U.S. FEDERAL TAX IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY ANY TAXPAYER FOR THE PURPOSE OF AVOIDING ANY PENALTIES. ANY SUCH STATEMENT HEREIN WAS WRITTEN TO SUPPORT THE MARKETING OR PROMOTION OF THE TRANSACTION(S) OR MATTER(S) TO WHICH THE STATEMENT RELATES.  A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE SECURITIES SHOULD CONSULT ITS OWN TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE SECURITIES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Characterization of the Securities

There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of your securities.  Thus, we intend to treat the securities, for U.S. federal income tax purposes, as a prepaid financial contract, with respect to the reference underlying that is eligible for open transaction treatment.  In the absence of an administrative or judicial ruling to the contrary, we and, by acceptance of the securities, you, agree to treat your securities for all tax purposes in accordance with such characterization.  In light of the fact that we agree to treat the securities as a prepaid financial contract, the balance of this discussion assumes that the securities will be so treated.

You should be aware that the characterization of the securities as described above is not certain, nor is it binding on the IRS or the courts.  Thus, it is possible that the IRS would seek to characterize your securities in a manner that results in tax consequences to you that are different from those described above.  For example, the IRS might assert that the securities constitute debt instruments that are “contingent payment debt instruments” that are subject to special tax rules under the applicable Treasury regulations governing the recognition of income over the term of your securities.  If the securities were to be treated as contingent payment debt instruments (one of the requirements of which is that the instruments have a term of more than one year), you would be required to include in income on an economic accrual basis over the term of the securities an amount of interest that is based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your securities, or the comparable yield.  The characterization of securities as contingent payment debt instruments under these rules is likely to be adverse.  However, if the securities had a term of one year or less, the rules for short-term debt obligations would apply rather than the rules for contingent payment debt instruments.  Under Treasury regulations, a short-term debt obligation is treated as issued at a discount equal to the difference between all payments on the obligation and the obligation’s issue price.  A cash method U.S. Holder that does not elect to accrue the discount in income currently should include the payments attributable to interest on the security as income upon receipt.  Under these rules, any contingent payment would be taxable upon receipt by a cash basis taxpayer as ordinary interest income.  You should consult your tax advisor regarding the possible tax consequences of characterization of the securities as contingent payment debt instruments or short-term debt obligations.

It is also possible that the IRS would seek to characterize your securities as Code section 1256 contracts in the event that they are listed on a securities exchange.  In such case, the securities would be marked to market at the end of the year and 40% of any gain or loss would be treated as short-term capital gain or loss, and the remaining 60% of any gain or loss would be treated as long-term capital gain or loss.

We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the securities for U.S. federal income tax or other tax purposes.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of your securities for U.S. federal income tax purposes.

U.S. Holders

For purposes of this discussion, the term “U.S. Holder,” for U.S. federal income tax purposes, means a beneficial owner of securities that is (1) a citizen or resident of the United States, (2) a corporation (or an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any state thereof or the District of Columbia, (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust, if (a) a court within the United States is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has in effect a valid election to be treated as a domestic trust for U.S. federal income tax purposes.  If a partnership (or an entity treated as a partnership for U.S. federal income tax purposes) holds securities, the U.S. federal income tax treatment of such partnership and a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership.  If you are a partnership, or a partner of a partnership, holding securities, you should consult your tax advisor regarding the tax consequences to you from the partnership's purchase, ownership and disposition of the securities.

In accordance with the agreed-upon tax treatment described above, upon receipt of the redemption amount of the securities from us (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder should recognize gain or loss equal to the difference between the amount of cash received from us and the U.S. Holder’s tax basis in the security at that time.  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at maturity.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Upon the sale or other taxable disposition of a security (and subject to the discussion below under “Constructive Ownership Transaction Rules”), a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. Holder’s tax basis in the security (generally its cost).  For securities with a term of more than one year, such gain or loss will be long-term capital gain or loss if the U.S. Holder has held the security for more than one year at the time of disposition.  For securities with a term of one year or less, such gain or loss will be short-term capital gain or loss.

Legislation Affecting Securities Held Through Foreign Accounts

Under the “Hiring Incentives to Restore Employment Act” (the “Act”), a 30% withholding tax is imposed on

“withholdable payments” made to foreign financial institutions (and their more than 50% affiliates) unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. individual with an account at the institution (or the institution’s affiliates) and to annually report certain information about such account.  “Withholdable payments” include payments of interest (including original issue discount), dividends, and other items of fixed or determinable annual or periodical gains, profits, and income (“FDAP”), in each case, from sources within the United States, as well as gross proceeds from the sale of any property of a type which can produce interest or dividends from sources within the United States.  The Act also requires withholding agents making withholdable payments to certain foreign entities that do not disclose the name, address, and taxpayer identification number of any substantial U.S. owners (or certify that they do not have any substantial United States owners) to withhold tax at a rate of 30%.  We will treat payments on the securities as withholdable payments for these purposes.

Withholding under the Act will apply to all withholdable payments without regard to whether the beneficial owner of the payment is a U.S. person, or would otherwise be entitled to an exemption from the imposition of withholding tax pursuant to an applicable tax treaty with the United States or pursuant to U.S. domestic law.  Unless a foreign financial institution is the beneficial owner of a payment, it will be subject to refund or credit in accordance with the same procedures and limitations applicable to other taxes withheld on FDAP payments provided that the beneficial owner of the payment furnishes such information as the IRS determines is necessary to determine whether such beneficial owner is a United States owned foreign entity and the identity of any substantial United States owners of such entity.  Generally, the Act’s withholding and reporting regime will apply to payments made after December 31, 2012.  Thus, if you hold your securities through a foreign financial institution or foreign corporation or trust, a portion of any of your payments made after December 31, 2012 may be subject to 30% withholding.

Constructive Ownership Transaction Rules

Under Code section 1260, all or a portion of gain arising from certain "constructive ownership transactions” may be recharacterized as ordinary income, and certain interest charges may be imposed with respect to any such recharacterized income.  These rules by their terms may apply to any gain derived from the securities.  Code section 1260 also provides that the IRS is to issue regulations that would exclude from the scope of Code section 1260 certain forward contracts that do not convey "substantially all the economic return" with respect to the applicable reference asset, which in the case of the securities would be all or a portion of the reference underlying.  However, no such regulations have been issued despite the fact that Code section 1260 was enacted in 1999, and there can be no assurance that any regulations that may be issued would apply to securities that are issued before such regulations.  Thus, although we believe that the securities should not be considered to convey substantially all the economic return with respect to the reference underlying, in the absence of regulations, there can be no assurance that the securities would not be so considered or that Code section 1260 would not otherwise apply to the securities.  You should consult with your tax advisors regarding the possible application of the constructive ownership transaction rules to the securities.

Non-U.S. Holders Generally

In the case of a holder of the securities that is not a U.S. Holder and has no connection with the United States other than holding its securities (a “Non-U.S. Holder”), payments made with respect to the securities will not be subject to U.S. withholding tax, provided that such Non-U.S. Holder complies with applicable certification requirements.  Any gain realized upon the sale or other disposition of the securities by a Non-U.S. Holder will generally not be subject to U.S. federal income tax unless  (i) such gain is effectively connected with a U.S. trade or business of such Non-U.S. Holder or (ii) in the case of an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale or other disposition and certain other conditions are met.

Non-U.S. Holders that are subject to U.S. federal income taxation on a net income basis with respect to their investment in the securities should refer to the discussion above relating to U.S. Holders.

Legislation Affecting Substitute Dividend and Dividend Equivalent Payments

The Act treats a “dividend equivalent” payment as a dividend from sources within the United States.  Under the Act, unless reduced by an applicable tax treaty with the United States, such payments generally would be subject to U.S. withholding tax.  A “dividend equivalent” payment is (i) a substitute dividend payment made pursuant to a securities lending or a sale-repurchase transaction that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, (ii) a payment made pursuant to a “specified notional principal contract” that (directly or indirectly) is contingent upon, or determined by reference to, the payment of a dividend from sources within the United States, and (iii) any other payment determined by the IRS to be substantially similar to a payment described in the preceding clauses (i) and (ii).  In the case of payments made after March 18, 2012, a dividend equivalent payment includes a payment made pursuant to any notional principal contract unless otherwise exempted by the IRS.  Where the securities reference an interest in a fixed basket of securities or an index, such fixed basket or index will be treated as a single security.  Where the securities reference an interest in a basket of securities or an index that may provide for the payment of dividends from sources within the United States, absent guidance from the IRS, it is uncertain whether the IRS would determine that payments under the securities are substantially similar to a dividend.  If the IRS determines that a payment is substantially similar to a dividend, it may be subject to U.S. withholding tax, unless reduced by an applicable tax treaty.

U.S. Federal Estate Tax Treatment of Non-U.S. Holders

The securities may be subject to U.S. federal estate tax if an individual Non-U.S. Holder holds the securities at the time of his or her death.  The gross estate of a Non-U.S. Holder domiciled outside the United States includes only property situated in the United States. Individual Non-U.S. Holders should consult their tax advisors regarding the U.S. federal estate tax consequences of holding the securities at death.

IRS Notice on Certain Financial Transactions

On December 7, 2007, the IRS and the Treasury Department issued Notice 2008-2, in which they stated they are considering issuing new regulations or other guidance on whether holders of an instrument such as the securities should be required to accrue income during the term of the instrument.  The IRS and Treasury Department also requested taxpayer comments on (a) the appropriate method for accruing income or expense (e.g.,  a mark-to-market methodology or a method resembling the noncontingent bond method), (b) whether income and gain on such an instrument should be ordinary or capital, and (c) whether foreign holders should be subject to withholding tax on any deemed income accrual.

Accordingly, it is possible that regulations or other guidance may be issued that require holders of the securities to recognize income in respect of the securities prior to receipt of any payments thereunder or sale thereof.  Any regulations or other guidance that may be issued could result in income and gain (either at maturity or upon sale) in respect of the securities being treated as ordinary income.  It is also possible that a Non-U.S. Holder of the securities could be subject to U.S. withholding tax in respect of the securities under such regulations or other guidance.  It is not possible to determine whether such regulations or other guidance will apply to your securities (possibly on a retroactive basis).  You are urged to consult your tax advisor regarding Notice 2008-2 and its possible impact on you.

Information Reporting Regarding Specified Foreign Financial Assets

The Act requires individual U.S. Holders with an interest in any “specified foreign financial asset” to file a report with the IRS with information relating to the asset, including the maximum value thereof, for any taxable year in which the aggregate value of all such assets is greater than $50,000 (or such higher dollar amount as prescribed by Treasury regulations).  Specified foreign financial assets include any depository or custodial account held at a foreign financial institution; any debt or equity interest in a foreign financial institution if such interest is not regularly traded on an established securities market; and, if not held at a financial institution, (i) any stock or security issued by a non-U.S. person, (ii) any financial instrument or contract held for investment where the issuer or counterparty is a non-U.S. person, and (iii) any interest in an entity which is a non-U.S. person.  Depending on the aggregate value of your investment in specified foreign financial assets, you may be obligated to file an annual report under this provision.  The requirement to file a report is effective for taxable years beginning after March 18, 2010.  Penalties apply to any failure to file a required report.  Additionally, in the event a U.S. Holder does not file the information report relating to disclosure of specified foreign financial assets, the statute of limitations on the assessment and collection of U.S. federal income taxes of such U.S. Holder for the related tax year may not close before such information is filed.  You should consult your own tax advisor as to the possible application to you of this information reporting requirement and related statute of limitations tolling provision.

Backup Withholding and Information Reporting

A holder of the securities (whether a U.S. Holder or a Non-U.S. Holder) may be subject to information reporting requirements and to backup withholding with respect to certain amounts paid to such holder unless it provides a correct taxpayer identification number, complies with certain certification procedures establishing that it is not a U.S. Holder or establishes proof of another applicable exemption, and otherwise complies with applicable requirements of the backup withholding rules.

Supplemental Plan of Distribution (Conflicts of Interest)

Under the terms and subject to the conditions contained in a distribution agreement dated May 7, 2007, as amended, which we refer to as the distribution agreement, we have agreed to sell the securities to CSSU. The distribution agreement provides that CSSU is obligated to purchase all of the securities if any are purchased.

CSSU proposes to offer the securities at the offering price set forth on the cover page of this pricing supplement and may receive underwriting discounts and commissions of $20.00 per $1,000 principal amount of securities. CSSU may re-allow some or all of the discount on the principal amount per security on sales of such securities by other brokers or dealers. If all of the securities are not sold at the initial offering price, CSSU may change the public offering price and other selling terms.

The agent for this offering, CSSU, is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer. A portion of the net proceeds from the sale of the securities will be used by CSSU or one of its affiliates in connection with hedging our obligations under the securities. For further information, please refer to “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

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